UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: March 31, 2015
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In October 2011, we and Sollers OJSC (“Sollers”) formed the Ford Sollers joint venture to operate in Russia. Upon contribution of our then wholly-owned operations in Russia to the joint venture in exchange for cash, notes receivable, and a 50% equity interest in the new joint venture, we deconsolidated the related assets and liabilities and recorded an equity method investment in Ford Sollers at its fair value.

On March 31, 2015, we and Sollers agreed to certain changes to the structure of the Ford Sollers joint venture and the related shareholders’ agreement to support the business in the near-term and provide a platform for future growth in this important market. The changes include Ford providing additional funding to the joint venture and gaining a controlling interest in the joint venture through the acquisition of preferred shares. As a result, effective March 31, 2015, we have consolidated the joint venture for financial reporting purposes. In addition, the partners will have future rights to purchase, or have purchased, Sollers’ 50% interest in the ordinary shares of the joint venture at a value established using a pre-determined framework. Both partners will continue to work jointly to improve the business outlook for the Ford Sollers joint venture by expanding its vehicle lineup to better meet the needs of Russian customers and further investing in the localization of component manufacturing.

There will be no impact from these changes on Ford’s first quarter 2015 earnings, nor have these changes affected our full year guidance for our European operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: April 10, 2015	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary